Exhibit 99.1

InterDigital Repositions Organization to Sharpen Focus on Core Wireless Technology Opportunities; Company Expects to be Cash Flow Positive for Full Year 2004

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 16, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced an internal corporate repositioning to sharpen the Company's focus on technology opportunities closely aligned to its core competencies as an innovator of wireless technologies. This repositioning will simultaneously enhance operational efficiency. As part of this repositioning, the Company has reduced its global employee work force by approximately 8%, or 25 employees.
     "Our strategic focus has always been centered on the creation and monetization of highly valuable technology and intellectual property (IPR) that drives innovation in the wireless industry. To strengthen that focus and ensure that we are increasingly efficient as a developer of fundamental wireless technology, we are making operational adjustments to our workforce and increasing the relative mix of people dedicated to IPR-rich technology development. We are also reducing our internal investment in the development of technology elements that have little or no opportunity to differentiate us through the incorporation of inventive content," said Howard Goldberg, President and Chief Executive Officer.
     "This adjustment in strategic emphasis reflects our ongoing commitment to position InterDigital for long-term value creation. We are now more intensely focused on our differentiated ability to conceptualize and invent new wireless technology solutions, develop those technologies for commercial application and license them to equipment producers worldwide. We expect our technology development programs to continue to enable product options which we will bring into the marketplace for specific customers and partners. As we focus our development activities, we are making necessary changes to the mix of skills in our internal engineering team. In making those changes, we are fully preserving our ability to respond to targeted opportunities to develop technology and wireless component products and serve as a value-added partner to equipment producers," he concluded.
     The work force reduction affects primarily software and implementation design engineers in the King of Prussia, Pennsylvania and Melville, New York facilities. As part of the operational improvement, the Company will close its Munich, Germany office.
     In second quarter 2004, InterDigital expects to record a pre-tax repositioning charge of approximately $0.7 million, which is primarily related to severance and other cash benefits associated with the workforce reduction.
     InterDigital expects to be cash flow positive for 2004. The Company expects annualized pre-tax cost savings of approximately $3.1 million associated with the repositioning. For 2004, the Company anticipates benefits of approximately $2.2 million.
     InterDigital will release its first quarter 2004 operating results and hold its quarterly conference call on May 10, 2004.

     About InterDigital

     InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

     This press release contains forward-looking statements as to the Company's beliefs, plans, and expectations with respect to our strategic focus, the ability of our development programs to enable product options and generate intellectual property, the amount of the pre-tax re-positioning charge and savings associated with the repositioning, the impact of the re-positioning on operating efficiencies, and 2004 expected cash flow. Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to: (i) unanticipated demand for our services; (ii) inability to hire and retain necessary individuals to conduct our technology development programs; (iii) the timing and extent of administrative activities required by the repositioning; (iv) the actual timing of projected cash receipts and expenses, and (v) a downturn in global economic conditions and failure of our licensees to realize market projections of sales of covered products. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com